Exhibit 99.1

Loan Agreement

Borrower (hereinafter Party A):	Ziben Tiantang Co., Ltd.

Lender (hereinafter Party B):	Top Favour Limited

After mutual and amicable negotiations, the parties enter into the following agreement, which terms they jointly agree to abide by:

Article 1                      Loan Amount

Party A hereby confirms the borrowing from Party B on the execution date of this agreement the amount of Nine Million Four Hundred Forty Four Thousand One Hundred Four Dollars and Fifty Five Cents ($9,444,104.55).

Article 2                      Interest Rate

Interest rate shall maintain at 50% over the annual interest rate charged by the People’s Bank of China for a standard bank loan, or 9.45%.

Article 3                      Term of the Loan

The term of the loan shall be one year, from June 17, 2011 to June 16, 2012.

Article 4                      Repayment of the Loan

Interest shall be paid semiannually, with the first interest payment due on December 20, 2011, and the loan principal and second interest payment due at the end of the term.  All payments shall be made in United States Dollars.  After six months from the effective date of this agreement, Borrower shall repay the loan principal without any condition at any time as may be required by Lender upon a one-month advanced notice, and shall pay any outstanding interest.

Article 5                      Dispute Resolution

The parties shall resolve any dispute through negotiation. If such negotiation is unsuccessful, the parties jointly agree to resolve the dispute through an arbitration organization located in Pingdingshan, Henan Province.

Article 6                      Others

1.
No party may unilaterally amend or terminate this agreement.  To amend or terminate this agreement, a party shall request the other party in writing in accordance with the Contract Law of the People’s Republic of China, and such amendment and/or termination shall be in writing.

2.	The parties shall jointly negotiate as to any terms not addressed by this agreement.

3.	This agreement shall have two copies, with each party holding one copy, and shall become effective upon the parties’ execution thereof.

4.	This agreement is entered into at Pingdingshan, Henan Province, on June 17, 2011.

Lender (seal):

Legal Representative (signature):                                                      /s/ LV Jianhua

Attorney-in-Fact (signature):

Borrower (seal):

Legal Representative (signature):                                                      /s/ ZHANG Kunfeng

Attorney-in-Fact (signature):

Execution Date: June 17, 2011